Exhibit 99.1

Catalyst Semiconductor Reports 15% Revenue Increase and 8th
Consecutive; Profitable Quarter Despite Charge for Resolution of
Royalty Dispute

    SUNNYVALE, Calif.--(BUSINESS WIRE)--Nov. 20, 2003--Catalyst Semiconductor, Inc. (Nasdaq:CATS), a developer and marketer of programmable products used in telecommunications, networking systems, computation, automotive, industrial and consumer markets, today reported financial results for its fiscal second quarter ended October 31, 2003.
    For the quarter ended October 31, 2003, Catalyst had net income of $426,000, or $0.02 per diluted share, on revenues of $16.0 million. This includes a $1.0 million charge to the cost of revenues to accrue for the estimated settlement of a previously disclosed dispute with Philips over royalties on the Company's I2C products.
    Without the $1.0 million royalty settlement accrual, net income would have been $1.3 million, or $0.07 per diluted share. This compares with net income of $920,000, or $0.05 per diluted share, on revenues of $13.8 million in the quarter ended July 31, 2003, and net income of $843,000, or $0.05 per diluted share, on revenues of $12.0 million in the quarter ended October 31, 2002.
    The increase in revenues reflects improving market conditions and an increase in market share through competitive pricing. Gross margin for the quarter ended October 31, 2003 was 31.2%, compared to 37.2% for the previous quarter and 41.3% one year ago. Without the royalty accrual, the gross margin for the quarter would have been 37.5%, a slight increase from the previous quarter. The company said, "While it is encouraging to see the slight increase in gross margin, management has taken steps to further reduce product costs and increase our profitability. This effort, combined with firmer pricing of certain higher volume products, should result in increased gross margins in the third quarter."
    Research and development expense increased 7% from the previous quarter, marking the fourth consecutive quarter of increased R&D investment for new product development. Similarly, sales and marketing expenses increased 9% over the previous quarter due to promotion of recently introduced mixed signal products and increased commission expense due to the increased revenues. Additionally, total SG&A expense increased $100,000 in the quarter ended October 31, 2003 as a result of the one-time entry fee for NASDAQ National Market relisting.
    As of October 31, 2003, Catalyst had cash, cash equivalents and short-term investments of $30.3 million, an increase of $1.3 million versus the previous quarter. Stockholders' equity increased during the quarter by $663,000 to $44.1 million or $2.67 per share outstanding at the end of the quarter. Other highlights of the quarter included:

    -- 8 design wins for new mixed signal products used in digital cameras and cell phones,

    -- Continuing conversion of the Company's memory product line to a new process generation which increases production capacity while reducing costs, and

    -- Relisting of the company's common stock on the NASDAQ National Market System

    Management Comments

    "The continuing revenue and volume increases reflect our capability to compete profitably in certain price sensitive markets. This is an important part of our strategy to increase market share and gain additional customers for our emerging mixed signal product lines. We always devote a portion of our R&D spending to cost reductions and, as a result, we expect to benefit further from a combination of reduced costs and anticipated pricing improvement for our memory products," said Gelu Voicu, President and Chief Executive Officer.
    "We are greatly encouraged by progress in our previously announced strategy to expand our product portfolio to include new mixed signal products. While it can take as long as two quarters to design in, win orders for and ship new products, we began receiving initial orders for and shipped such products during the second quarter. These new white LED drivers are currently being used in color LCD modules in increasingly popular consumer products such as digital cameras, cell phones and personal digital assistants," Voicu said.

    Outlook

    "From a revenue perspective, we expect the third quarter to reflect higher volumes from our memory products, increasing contribution from our new analog products, resulting in further increases in revenue with improved gross margins and continuing profitability," Voicu said.

    6-Month Results

    For the six months ended October 31, 2003, Catalyst had net income of $1.3 million, or $0.07 per diluted share, including the Phillips royalty settlement accrual, on revenues of $29.8 million. Without the $1.0 million royalty settlement accrual, net income would have been $2.2 million, or $0.12 per diluted share. This compares with net income of $2.0 million, or $0.11 per share, on revenues of $24.5 million for the first six months of last fiscal year. Gross margin for the six months ended October 31, 2003 was 34.0% compared to 42.5% for the six months ended October 31, 2002. Gross margin would have been 37.3% for the six months ended October 31, 2003 without the Philips royalty accrual.

    Investor Conference Call

    The Company will conduct a conference call on the second fiscal quarter results beginning at 2:00 p.m. (Pacific Time) today. The call will be available to all investors and media via the company's Web site www.catalyst-semiconductor.com, at www.companyboardroom.com, or by dialing 800/618-9687 (domestic only). A replay of the call will be aired from approximately 4:00 p.m. today until 4:00 p.m. (Pacific) on November 27 at the company's Web site or by dialing (800) 633-8284, entering reservation number 21165736 and following operator instructions.

    About Catalyst Semiconductor

    Founded in 1985, Catalyst Semiconductor, Inc. is headquartered in Sunnyvale, California. The Company designs and markets a broad range of programmable products including Serial and Parallel EEPROMs with I2C, SPI and Microwire interfaces, Flash Memories, NVRAM, Digitally Programmable Potentiometers, Microcontroller Supervisory circuits and other programmable Mixed Signal products. Catalyst products are used in telecommunications, networking systems, computation, automotive, industrial and consumer markets. Typical applications include optical networks, modems, wireless LANs, network cards, PC BIOS, DIMM modules, cellular telephones, digital satellite box receivers, set-top boxes and Internet routers. Catalyst's Quality Management System is ISO 9001 certified. For additional information about Catalyst Semiconductor, visit our web site at www.catalyst-semiconductor.com

    Certain statements in this press release, including statements regarding the increased gross margins in the third quarter; the Company's strategy to increase market share and gain additional customers for its new mixed signal product lines; the increase in the third fiscal quarter of volumes from the Company's memory products and new analog products; and the increase in revenue and gross margins and the continued profitability in the third quarter of fiscal 2004 are forward looking statements that are subject to risks and uncertainties. These risks and uncertainties, which could cause the forward looking statements and Catalyst's results to differ materially, include, without limitation: increased competition in the markets for the Catalyst's products leading to decreased average selling prices; the continued growth of the markets for Catalyst's products; market acceptance and demand for Catalyst's new products; potential errors, latent defects, design flaws or other problems with any of Catalyst's products; volatility in supply and demand for Catalyst's products which would adversely affect revenues and market prices; price and availability of foundry services, assembly and test subcontract capacity which are required to meet Catalyst's financial targets and/or meet backlog requirements; timing, future development, cost and market acceptance of our new products and the other risks detailed from time to time in Catalyst's Securities and Exchange Commission filings and reports, including, but not limited to, Catalyst's annual report filed on form 10-K and quarterly reports filed on form 10-Q. Catalyst disclaims any obligation to update information contained in any forward looking statement.



                     CATALYST SEMICONDUCTOR, INC.
            UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                              October 31,   April 30,
                                                  2003         2003
                                              ------------ -----------
                    ASSETS
Current assets:
 Cash and cash equivalents                    $     4,060  $    7,828
   Short-term investments                          26,260      20,078
 Accounts receivable, net                          11,370       7,863
 Inventories                                        6,234       8,423
   Deferred tax assets                              1,914       1,914
 Other assets                                         792       1,146
                                              ------------ -----------
   Total current assets                            50,630      47,252

Property and equipment, net                         3,219       3,091
Other assets                                          280         245
                                              ------------ -----------
   Total assets                               $    54,129  $   50,588
                                              ============ ===========

     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable                             $     3,986  $    3,692
 Accrued expenses                                   3,903       3,126
 Deferred gross profit on shipments to
  distributors                                      2,098       1,417
                                              ------------ -----------
   Total current liabilities                        9,987       8,235

Total stockholders' equity                         44,142      42,353
                                              ------------ -----------
   Total liabilities and stockholders' equity $    54,129  $   50,588
                                              ============ ===========



       UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In thousands, except per share data)


                                 Three Months Ended  Six Months Ended
                                 ------------------- -----------------
                                 Oct. 31,   Oct. 31, Oct. 31, Oct. 31,
                                    2003      2002     2003      2002
                                 ---------- -------- -------- --------

Net revenue                      $  15,978  $12,047  $29,825  $24,504

Cost of revenues                    10,987    7,074   19,687   14,093
                                 ---------- -------- -------- --------
Gross profit                         4,991    4,973   10,138   10,411

Research and development             1,650    1,194    3,198    2,484
Selling, general and
 administration                      2,924    2,523    5,531    4,882
                                 ---------- -------- -------- --------
Operating income (loss)                417    1,256      409    3,045

Net interest income                     84       88      174      154
                                 ---------- -------- -------- --------
Income (loss) before taxes             501    1,344      583    3,199

Income tax provision                    75      501      237    1,196
                                 ---------- -------- -------- --------

Net income (loss)                $     426  $   843  $ 1,346  $ 2,003
                                 ========== ======== ======== ========

Net income (loss) per share:
    Basic                        $    0.03  $  0.05  $  0.08  $  0.12
                                 ========== ======== ======== ========

    Diluted                      $    0.02  $  0.05  $  0.07  $  0.11
                                 ========== ======== ======== ========

Weighted average common shares
 outstanding:
    Basic                           16,483   16,739   16,421   16,833
                                 ========== ======== ======== ========

    Diluted                         19,407   18,342   19,081   18,650
                                 ========== ======== ======== ========

    CONTACT: Catalyst Semiconductor, Inc.
             Joan Vargas, 408-542-1051
             joan.vargas@catsemi.com